                                                                     EXHIBIT 2.1









                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                                 ENBRIDGE INC.

                            MARLIN ACQUISITION INC.

                                      and

                        MIDCOAST ENERGY RESOURCES, INC.













                                 March 15, 2001

                                TABLE OF CONTENTS

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                                                                                                    Page
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
ARTICLE I

THE MERGER.....................................................................................        1
     1.1   The Merger..........................................................................        1
     1.2   Effective Time......................................................................        1
     1.3   Effects of the Merger...............................................................        2
     1.4   Articles of Incorporation and Bylaws................................................        2
     1.5   Directors...........................................................................        2
     1.6   Officers............................................................................        2
     1.7   Effect on Capital Stock.............................................................        2
           (a)      Capital Stock of Sub.......................................................        2
           (b)      Cancellation of Treasury Shares and Parent Owned Shares....................        2
           (c)      Conversion of Shares.......................................................        2
     1.8   Shares of Dissenting Shareholders...................................................        2
     1.9   Further Assurances..................................................................        3
     1.10  Closing.............................................................................        3

ARTICLE II

EXCHANGE PROCEDURE.............................................................................        3
     2.1   Exchange of Certificates............................................................        3
           (a)      Paying Agent...............................................................        3
           (b)      Parent to Provide Funds....................................................        3
           (c)      Exchange Procedure.........................................................        4
           (d)      No Further Ownership Rights in Shares......................................        4

ARTICLE III

REPRESENTATIONS AND WARRANTIES.................................................................        5
     3.1   Representations and Warranties of the Company.......................................        5
           (a)      Organization, Standing and Power...........................................        5
           (b)      Subsidiaries...............................................................        5
           (c)      Capital Structure..........................................................        5
           (d)      Authority; Non-contravention...............................................        6
           (e)      SEC Documents..............................................................        7
           (f)      Proxy Statement............................................................        8
           (g)      Absence of Certain Changes or Events.......................................        8
           (h)      No Undisclosed Material Liabilities........................................       10
           (i)      No Default.................................................................       10

                                      (i)

           (j)      State Takeover Statutes; Absence of Supermajority Provision................       10
           (k)      Litigation.................................................................       11
           (l)      Employee Benefit Matters...................................................       11
           (m)      Taxes......................................................................       13
           (n)      No Excess Parachute Payments...............................................       14
           (o)      Environmental Matters......................................................       14
           (p)      Compliance with Laws; Permits..............................................       16
           (q)      Material Contracts and Agreements..........................................       16
           (r)      Title to Properties........................................................       16
           (s)      Intellectual Property......................................................       17
           (t)      Labor Matters..............................................................       18
           (u)      Public Utility Holding Company Act.........................................       20
           (v)      Investment Company Act.....................................................       20
           (w)      Opinion of Financial Advisor...............................................       20
           (x)      Brokers....................................................................       20
           (y)      Board Recommendation.......................................................       20
           (z)      Required Vote of Company Shareholders; Vote of Directors and Management....       20
     3.2   Representations and Warranties of Parent and Sub....................................       20
           (a)      Organization; Standing and Power...........................................       20
           (b)      Authority; Non-contravention...............................................       21
           (c)      Information Supplied.......................................................       21
           (d)      Brokers....................................................................       22
           (e)      Litigation.................................................................       22
           (f)      Financing..................................................................       22

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS......................................................       22
     4.1   Conduct of Business of the Company..................................................       22
           (a)      Ordinary Course............................................................       22
           (b)      Changes in Employment Arrangements.........................................       25
           (c)      Other Actions..............................................................       25

ARTICLE V

ADDITIONAL AGREEMENTS..........................................................................       25
     5.1   Shareholder Approval; Preparation of Proxy Statement................................       25
     5.2   Access to Information...............................................................       26
     5.3   Reasonable Efforts; Notification....................................................       27
           (a)      Reasonable Efforts.........................................................       27
           (b)      Notification...............................................................       28
     5.4   Indemnification.....................................................................       30

                                     (ii)

     5.5   Fees and Expenses...................................................................       31
     5.6   Company Stock Options...............................................................       31
     5.7   Public Announcements................................................................       32
     5.8   Shareholder Litigation..............................................................       32
     5.9   Pending Regulatory Rate Cases.......................................................       32
     5.10  Midcoast Energy Resources, Inc. Employee Stock Purchase Plan........................       32

ARTICLE VI

CONDITIONS PRECEDENT...........................................................................       33
     6.1   Conditions to Each Party's Obligation to Effect the Merger..........................       33
           (a)      Shareholder Approval.......................................................       33
           (b)      Other Approvals............................................................       33
           (c)      No Injunctions or Restraints...............................................       33
     6.2   Conditions to Obligations of Parent and Sub.........................................       33
           (a)      Obligations................................................................       33
           (b)      Representations and Warranties.............................................       33
           (c)      Third Party Consents.......................................................       33
           (d)      Material Adverse Change....................................................       33
           (e)      Employment Agreements......................................................       34
           (f)      Options....................................................................       34
           (g)      Opinion....................................................................       34
     6.3   Condition to Obligations of the Company.............................................       34
           (a)      Obligations................................................................       34
           (b)      Representations and Warranties.............................................       34

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER..............................................................       34
     7.1   Termination.........................................................................       34
     7.2   Procedure for Termination, Amendment, Extension or Waiver...........................       35
     7.3   Effect of Termination...............................................................       35
     7.4   Amendment...........................................................................       35
     7.5   Extension; Waiver...................................................................       36

ARTICLE VIII

SPECIAL PROVISIONS AS TO CERTAIN MATTERS.......................................................       36
     8.1   Takeover Defenses of the Company and Standstill Agreements..........................       36
     8.2   No Solicitation.....................................................................       36
     8.3   Fee and Expense Reimbursements......................................................       38

                                     (iii)

ARTICLE IX

GENERAL PROVISIONS.............................................................................       38
     9.1   Nonsurvival of Representations and Warranties.......................................       38
     9.2   Notices.............................................................................       38
     9.3   Definitions.........................................................................       38
     9.4   Interpretation......................................................................       39
     9.5   Counterparts........................................................................       40
     9.6   Entire Agreement; No Third-Party Beneficiaries......................................       40
     9.7   Governing Law.......................................................................       40
     9.8   Assignment..........................................................................       40
     9.9   Enforcement of the Agreement........................................................       41
     9.10  Performance by Sub..................................................................       41
     9.11  Severability........................................................................       41

Exhibit A      ---   Form of opinion of counsel to the Company.................................      A-1
Schedule I     ---   Disclosure Schedule.......................................................      I-1
Schedule II    ---   List of Initial Directors of Surviving Corporation........................     II-1
Schedule III   ---   List of Initial Officers of Surviving Corporation.........................    III-1

                                     (iv)

                            INDEX OF DEFINED TERMS

                                                                            Section
                                                                            -------
affiliate...........................................................         9.3(a)
Agreement...........................................................       Preamble
Applicable Period...................................................         8.2(a)
Acquisition Proposal................................................         8.2(a)
Articles of Merger..................................................            1.2
Certificates........................................................         2.1(c)
Closing.............................................................           1.10
Code................................................................         3.1(1)
Company.............................................................   Introduction
Company Balance Sheet...............................................         3.1(e)
Company Balance Sheet Date..........................................         3.1(e)
Company Benefit Plan................................................         3.1(l)
Company Charter.....................................................         3.(d)
Company Common Stock................................................         3.1(c)
Company Financial Advisor...........................................         3.1(w)
Company Permits.....................................................         3.1(p)
Company Preferred Stock.............................................         3.1(c)
Company Regulatory Documents........................................    5.3(c)(iii)
Company Shareholder Approval........................................         3.1(j)
Company's Stock Plans...............................................         3.1(c)
Confidentiality Agreement...........................................            8.1
Dedicated Employee..................................................      3.1(t)(i)
Dissenting Shareholders.............................................   Introduction
Effective Time......................................................            1.2
Employer............................................................         3.1(l)
Environmental Claim.................................................         3.1(o)
Environmental Permits...............................................         3.1(o)
Environmental Laws..................................................         3.1(o)
ERISA...............................................................      3.1(l)(i)
Exchange Act........................................................         3.1(d)
Fairness Opinion....................................................         3.1(w)
Governmental Entity.................................................         3.1(d)
Hazardous Materials.................................................         3.1(o)
hereof, herein and hereunder........................................            9.4
HSR Act.............................................................         3.1(d)
include, includes or including......................................            9.4
Indemnified Parties.................................................         5.4(a)
IRS.................................................................      3.1(l)(i)
Liens...............................................................         3.1(b)
material adverse effect or material adverse change..................         9.3(b)

                                      (v)

                                                                            Section
                                                                            -------
Merger..............................................................       Preamble
Merger Consideration................................................         1.7(c)
Notice of Superior Proposal.........................................         8.2(b)
Parent..............................................................   Introduction
Parent Regulatory Documents.........................................    5.3(c)(iii)
Paying Agent........................................................         2.1(a)
Pending Regulatory Cases............................................            5.9
person..............................................................         9.3(c)
Proxy Statement.....................................................         3.1(d)
Real Properties.....................................................    3.1(r)(iii)
S-8 Registration Statement..........................................            5.6
SARs................................................................         3.1(c)
SEC.................................................................         3.1(d)
SEC Documents.......................................................         3.1(e)
Securities Act......................................................         3.1(e)
Share or Shares.....................................................       Preamble
Shareholder Meeting.................................................         3.1(f)
Stock Option Assumption Agreement...................................            5.6
Sub.................................................................   Introduction
subsidiary..........................................................         9.3(d)
superior proposal...................................................         8.2(c)
Surviving Corporation...............................................            1.1
Tax or Taxes........................................................         3.1(m)
Tax Return..........................................................         3.1(m)
TBCA................................................................            1.1

                                     (vi)

                         AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger is dated as of March 15, 2001, among Enbridge Inc., a Canadian corporation ("Parent"), Marlin Acquisition, Inc., a Texas corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and Midcoast Energy Resources, Inc., a Texas corporation (the "Company").

     WHEREAS, the respective Boards of Directors of each of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement");

     WHEREAS, in order to effect such acquisition of the Company, the respective Boards of Directors of each of Parent, Sub and the Company have approved the merger of the Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of common stock, $.01 par value, of the Company (singularly "Share" and plurally "Shares") not owned directly or indirectly by Parent or the Company, except Shares held by persons who object to the Merger and comply with all of the provisions of Texas law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shareholders"), will be converted into the right to receive $27.00 per Share; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Texas Business Corporation Act (the "TBCA"), the Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the TBCA.

     1.2 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger or other appropriate documents with the Secretary of State of Texas (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Texas or at such other time as Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     1.3   Effects of the Merger. The Merger shall have the effects set forth in
Article 5.06 of the TBCA.

     1.4   Articles of Incorporation and Bylaws.

           (a) The Articles of Incorporation of Sub, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that such Articles of Incorporation shall be amended hereby as of the Effective Time to change the name of the Surviving Corporation to Enbridge Midcoast Energy, Inc.

           (b) The bylaws of Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.5 Directors. The persons listed in Schedule II to this Agreement shall be the initial directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.6 Officers. The persons listed in Schedule III to this Agreement shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares:

           (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

           (b) Cancellation of Treasury Shares and Parent Owned Shares. All Shares that are owned directly or indirectly by the Company as treasury stock or by any wholly owned subsidiary of the Company and any Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

           (c) Conversion of Shares. At the Effective Time, each issued and outstanding Share (other than Shares to be canceled in accordance with Section 1.7(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $27.00 per Share (the "Merger Consideration").

     1.8 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares held by a Dissenting Shareholder shall not be converted as described in Section 1.7(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Texas; provided, that Shares outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who shall, after the Effective Time, withdraw such Dissenting Shareholder's demand for appraisal or lose such Dissenting Shareholder's right of appraisal, in either case pursuant to the TBCA, shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payments with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     1.9 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

     1.10 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Suite 5100, Houston, Texas 77010, at 10:00 a.m., Houston time, on the second business day after the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived or at such other time and place as Parent, Sub and the Company shall agree.

                                  ARTICLE II

                              EXCHANGE PROCEDURE

     2.1   Exchange of Certificates.

           (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Shares.

           (b) Parent to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent on a timely basis funds necessary to pay for the Shares pursuant to Section 1.7(c).

           (c) Exchange Procedure. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), other than the Company, Parent and any subsidiary of the Company or Parent, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in a form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.7(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.7(c). Notwithstanding the foregoing, neither the Paying Agent nor any party shall be liable to a former shareholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Section 2.1 would otherwise escheat to or become the property of any governmental body or agency) the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Any funds made available to the Paying Agent that remain unclaimed by holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand and any holder of Certificates who has not theretofore complied with this Section 2.1(c) shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

           (d) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and no further registration of transfers of Shares thereafter shall be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Parent and Sub as follows, subject to any exceptions specified in the Disclosure Document in the form attached hereto as
Schedule I to the extent that such exceptions reference a specific section of this Article III:

           (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a material adverse effect (as defined in Section 9.3(b)) on the Company.

           (b) Subsidiaries. Each of the Company's subsidiaries (and its jurisdiction of organization) is listed in Section 3.1(b) of the Disclosure Schedule. The Company's subsidiaries are corporations, limited liability companies or partnerships that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power and authority (or comparable power and authority in the case of limited liability companies or partnerships) to own and operate their respective properties and to carry on their respective businesses as they are now being conducted. Each of the Company's subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its respective businesses or the ownership or leasing of its respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have, or would not reasonably be likely to have, a material adverse effect on the Company. All of the outstanding shares of capital stock of the Company's subsidiaries that are corporations, and all the ownership interests of the Company in its other subsidiaries, have been duly authorized and validly issued and are, except in the case of any subsidiary that is a partnership, fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. All such stock and ownership interests of each of the Company's subsidiaries are owned of record and beneficially by the Company or by a wholly owned subsidiary of the Company, free and clear of all liens, mortgages, pledges, security interests, charges, claims and other encumbrances of any kind or nature ("Liens"). Except for the capital stock of, or ownership interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

           (c) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 31,250,000 shares of common stock, $.01 par value ("Company Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value ("Company Preferred Stock"). At the close of business on March 14, 2001, (i) 12,552,893 Shares were issued and outstanding;
(ii) 909,864 Shares were reserved for issuance pursuant to options or stock awards granted under the Company's 1996 Incentive Stock Option Plan, the 1997 Non-Employee Director Stock Option Plan and the Employee Stock Purchase Plan (the "Company's Stock Plans"), (iii) 341,136 Shares were reserved for issuance pursuant to options or stock awards not yet granted under the Company's Stock Plans, (iv) 270,271 Shares were reserved for issuance pursuant to outstanding warrants and (v) no shares of Company Preferred Stock were issued or outstanding. There are no outstanding stock appreciation rights ("SARs"). The Shares are listed on the American Stock Exchange. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. All outstanding shares of capital stock of the Company are, and all such Shares issuable upon the exercise of stock options, stock awards or warrants will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for Shares issued on exercise of options or warrants, no capital stock has been issued by the Company since the Company Balance Sheet Date (as defined in Section 3.1(e)), other than Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above and warrants described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Each outstanding warrant to purchase Shares will, at the Effective Time, be exercisable by the holder thereof only for the Merger Consideration. True and correct copies of all agreements, instruments and other governing documents relating to the Company's Stock Plans have been furnished to Parent.

           (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Shareholder Approval (as defined in Section 3.1(j)), to consummate the Merger and other transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(j). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and
(ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance on any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Restated Articles of Incorporation, as amended to the date hereof or bylaws of the Company (the "Company Charter") or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that individually or in the aggregate would not have, or would not reasonably be likely to have, a material adverse effect on the Company and would not, or would not reasonably be likely to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) a notice filing under the Competition Act (Canada), (iii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be filed in connection with this Agreement and the transactions contemplated hereby, and (iv) the filing of the Articles of Merger with the Secretary of State of Texas with respect to the Merger as provided in the TBCA and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or would not reasonably be likely to have, a material adverse effect on the Company.

           (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, as amended, if applicable, collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). There is no liability or obligation of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, of the Company or any subsidiary of the Company which is required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the most recent financial statements of the Company included in the SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a material adverse effect on the Company. For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet as of September 30, 2000 set forth in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and "Company Balance Sheet Date" means September 30, 2000.

           (f) Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement relating to the Shareholder Meeting (defined below) will, at the date the Proxy Statement is mailed to the Company's shareholders and at the time of the Company's shareholders meeting convened for the purpose of obtaining the Company Shareholder Approval (the "Shareholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed promptly with the SEC and, as required by law, disseminated to the shareholders of the Company. The Proxy Statement, as it relates to the Shareholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company in this Section 31 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the Proxy Statement.

           (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed with the SEC prior to the date hereof, since the Company Balance Sheet Date, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been

               (i) any event, occurrence, circumstance or development that has had, or has been reasonably likely to have, a material adverse effect with respect to the Company;

               (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any subsidiary of the Company;

               (iii) any amendment of any term of any outstanding security of the Company or any subsidiary of the Company that would materially increase the obligations of the Company or such subsidiary under such security;

               (iv) (A) any incurrence or assumption by the Company or any subsidiary of the Company of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder) in the ordinary course of business consistent with past practices, or (B) any guaranty, endorsement or other incurrence or assumption of liability, whether directly, contingently or otherwise, by the Company or any subsidiary of the Company for the obligations of any other person (other than any subsidiary of the Company), other than in the ordinary course of business consistent with past practice or in connection with the obligations of the Company and its subsidiaries assumed at the Effective Time;

               (v) any creation or assumption by the Company or any subsidiary of the Company of any Lien on any material asset of the Company or any subsidiary of the Company other than in the ordinary course of business consistent with past practices;

               (vi) any making of any loan, advance or capital contribution to or material investment in any person by the Company or any subsidiary of the Company other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of the Company;

               (vii) (A) any contract or agreement entered into by the Company or any subsidiary of the Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (B) any modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or loss payable payee) that reasonably would be likely to have a material adverse effect on the Company, other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

               (viii) (A) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date, (B) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Company Balance Sheet Date, or (C) except in accordance with past practice as to officers, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer;

               (ix) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company;

               (x) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or

               (xi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1.

           (h) No Undisclosed Material Liabilities. Section 3.1(h) of the Disclosure Schedule lists all liabilities or obligations, whether pursuant to contracts or otherwise, of any kind whatsoever incurred by the Company or any subsidiary of the Company whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

               (i) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company or

               (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

           (i) No Default. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) in the case of the Company and its subsidiaries, their respective certificate or articles of incorporation and bylaws or other organizational documents, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a material adverse effect on the Company.

           (j) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation shall apply to the Merger or any of the other transactions contemplated hereby. Except for the approval of the Merger by the holders of a majority of the voting power of Shares entitled to vote at the meeting of shareholders held for such purpose, voting together as a class pursuant to which each Share is entitled to one vote ("Company Shareholder Approval"), no other shareholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby.

           (k) Litigation. There is no suit, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that has had or could reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

           (l) Employee Benefit Matters. As used in this Section 31(l), the term "Employer" shall mean the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in sections 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended ("Code"), of which the Company is a member. As used in this Section 3.1(1), "Company Benefit Plan" shall mean (1) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (2) any other material employee benefit agreement or arrangement that is not an ERISA plan, including without limitation, any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan or agreement or arrangement that has been maintained by, participated in, or contributed to by the Employer at any time during the three-year period ending on the date of this Agreement, or with respect to which the Employer may have any liability.

               (i) Section 3.1(l)(i) of the Disclosure Schedule contains a complete and correct list of all Company Benefit Plans. With respect to each Company Benefit Plan, except as disclosed in Section 3.1(l)(i) of the Disclosure Schedule, to the extent applicable: (A) the plan is in substantial compliance with the Code and ERISA, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed for each year of its existence or a "top-hat" statement was timely filed with the Department of Labor pursuant to Department of Labor Regulation section 2520.104-23; (C) there has been no transaction described in section 406 or section 407 of ERISA or section 4975 of the Code unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; (D) the bonding requirements of section 412 of ERISA have been satisfied; (E) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Employer to the payment of a penalty, interest, tax or other amount, (F) the plan can be unilaterally terminated or amended by the Employer on no more than 90 days notice; (G) all contributions or other amounts payable by the Employer as of the Effective Time with respect to the plan have either been paid or accrued in the Employer's most recent financial statements included in the SEC Documents and (H) no notice has been given or received by the Employer of an increase or proposed increase in the cost of the plan. There are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits), actions, arbitrations, investigations or suits by, on behalf of, against or relating to any Company Benefit Plan or their related trusts. With respect to each Company Benefit Plan, the Company has provided to Parent true and correct copies of each of the following documents, to the extent applicable to such plan:

                      (A) the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written agreement, a description thereof);

                      (B) the three most recent annual Form 5500 reports filed with the Internal Revenue Service ("IRS");

                      (C) the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. (S) 2520.104-23;

                      (D) a written summary of the legal basis for an exemption from the obligation to file annual Form 5500 reports;

                      (E) the three most recent annual Form 990 and 1041 reports filed with the IRS;

                      (F) the most recent summary plan description and summaries of material modifications thereof;

                      (G) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

                      (H)  the most recent financial statement; and

                      (I) the most recent determination letter received from the IRS with respect to each Company Benefit Plan that is intended to qualify under section 401 of the Code.

               (ii) Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or section 412 of the Code. During the last six years, the Employer has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of section 501(c)(9) of the Code. No plan, arrangement or agreement with any one or more employees will cause the Employer to have liability for severance pay as a result of the Merger, except as disclosed in Section 3.1(1)(ii) of the Disclosure Schedule. Except as disclosed in Section 3.1(1)(ii) of the Disclosure Schedule, the Employer does not provide employee benefits, including without limitation, death, post-retirement medical or health coverage (whether or not insured) or contribute to or maintain any employee benefit plan which provides for benefit coverage following termination of employment except as is required by section 4980B(f) of the Code or other similar applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage. Any employee benefit plan that is disclosed on Section 3.1(l)(ii) of the Disclosure Schedule has, at all times since its inception, provided that the sponsor of the plan has the right to amend and terminate the plan at any time without the consent of any party and no statements have been made to plan participants or their dependents that would lead such persons to reasonably conclude the plan may not be amended or terminated without their consent. All Company Benefit Plans that are group health plans have been operated in material compliance with section 4980B(f) of the Code.

               (iii) All Company Benefit Plans that are intended to qualify under section 401(a) of the Code have been submitted to and approved as qualifying under section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Effective Time.

               (iv) The transactions contemplated by this Agreement, either alone or in conjunction with another event (such as termination of employment) will not accelerate the time of payment or vesting, or increase the amount, of compensation directly or indirectly due any person from the Employer.

               (v) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity, except where such failure to be in compliance would not, either individually or in the aggregate, have a material adverse effect on the Company.

           (m) Taxes. The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed (taking into account any extensions) all Tax Returns required to be filed by it on or before the Effective Time and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes and estimated Taxes which are required to be paid or deposited before the Effective Time. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws. The Company Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date thereof. Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes of the Company, such subsidiary or any group of such entities. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Company or any of its subsidiaries (except for liens for ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. Neither the Company nor any subsidiary of the Company is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. The Company and each of its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over such Taxes to the appropriate Governmental Entity. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as federal, state, local or foreign income, gross receipts, property, sales, use, ad valorem, franchise, profits, license, withholding, payroll, withholding, alternative or added minimum, employment, estimated, excise, transfer, severance, stamp, occupation, premium, value added, or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

           (n) No Excess Parachute Payments. No amount that could be paid (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any person who is properly characterized as a "disqualified individual" (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or other Company Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

           (o) Environmental Matters. Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a material adverse effect on the Company:

               (i) the Company and its subsidiaries hold, and are in compliance with and have been in compliance with all Environmental Permits, and are otherwise in compliance and have been in compliance with, all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere with compliance by the Company and its subsidiaries with Environmental Laws;

               (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby or the operation of the business of the Company or any of its subsidiaries;

               (iii) neither the Company nor any of its subsidiaries has received any Environmental Claim, nor has any Environmental Claim been threatened against the Company or any of its subsidiaries;

               (iv) neither the Company nor any of its subsidiaries has entered into, agreed to or is subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

               (v) there are no circumstances that are reasonably likely to give rise to liability under any agreements with any person pursuant to which the Company or any subsidiary of the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

               (vi) to the best of the Company's knowledge, there are no other circumstances or conditions that are reasonably likely to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws.

           For purposes of this Agreement, the terms below shall have the following meanings:

           "Environmental Claim" means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to the Company or any of its subsidiaries asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities of the Company or any of its subsidiaries under any Environmental Law.

           "Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for the Company or any of its subsidiaries to conduct its operations as presently conducted.

           "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution, protection of the environment or the use, storage, treatment or disposal of Hazardous Materials.

           "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radioactive materials, regulated pursuant to any Environmental Laws.

           (p) Compliance with Laws; Permits. The Company and its subsidiaries hold all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on the Company (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any of the Company Permits, the revocation or modification of which would have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

           (q) Material Contracts and Agreements. Except contracts, agreements and arrangements made in the ordinary course of business, neither the Company nor any of its subsidiaries is bound by any oral or written material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the SEC Documents filed with the SEC prior to the date of this Agreement. Section 3.1(q) of the Disclosure Schedule lists (i) each guaranty of the Company and its subsidiaries and (ii) each oral or written contract, agreement and arrangement to which the Company or any of its subsidiaries is a party or any of their respective assets are bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 or Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2001.

           (r) Title to Properties.

               (i) Each of the Company and the Company's subsidiaries has good and defensible title to, or valid leasehold interests in, all of its material assets and properties purported to be owned by it in the SEC Documents, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title set forth on Section 3.1(r)(i) of the Disclosure Schedule. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the SEC Documents and except for Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

               (ii) Except as would not have a material adverse effect on the Company, each of the Company and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

               (iii) Section 3.1(r)(iii) of the Disclosure Schedule sets forth a description of all gathering systems, pipeline systems, processing and treating facilities, and other material real property interests owned by the Company or any of its subsidiaries (the "Real Properties"). The Company directly or through its subsidiaries, has good and indefeasible title, free and clear of all Liens, in and to the Real Properties. The Real Properties are all of the real properties necessary for the Company and its subsidiaries to operate their business as currently operated or as reasonably expected to be operated. The Company or its subsidiaries own all easements, rights-of-way, surface leases, fee parcels and licenses that are necessary for the operation of each of the gathering systems and pipeline systems included in the Real Properties.

           (s) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. To the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries which could have a material adverse effect on the Company, and (ii) no person is, in any manner that could have a material adverse effect on the Company, infringing on any right of the Company or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to the Company's knowledge, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

           (t) Labor Matters.

               (i) None of the Company, any of its subsidiaries or Administaff Companies, Inc. is a party to any collective bargaining or similar agreement with respect to any employee of the Company or any of its subsidiaries or an employee of Administaff Companies, Inc. who performs services for the Company or any of its subsidiaries ("Dedicated Employees");

               (ii) to the Company's knowledge, the Company and its subsidiaries are in substantial compliance (A) with the collective bargaining agreements identified in Section 3.1(s)(i) of the Disclosure Schedule, if any, and (B) with all applicable laws respecting employment and employment practices, terms and the conditions of employment, wages and hours, occupational safety and health, and are not engaged in any unfair labor or unfair employment practices, except where the failure to so comply would not have a material adverse effect on the Company;

               (iii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries or Administaff Companies, Inc. involving or related to Dedicated Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Company or any of its subsidiaries or Administaff Companies, Inc.), or to the knowledge of the Company threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Company or any of its subsidiaries or Administaff Companies, Inc.), before the National Labor Relations Board or any court;

               (iv) to the Company's knowledge, there is no labor strike, or other material dispute, slowdown or stoppage pending against the Company or any of its subsidiaries or Administaff Companies, Inc. involving or related to Dedicated Employees;

               (v) no union certification or decertification petition has been filed (with service of process having been made on the Company or any of its subsidiaries or Administaff Companies, Inc.), or to the knowledge of the Company threatened (or pending without service of process having been made on the Company or any of its subsidiaries or Administaff Companies, Inc.), that relates to Dedicated Employees and, to the Company's knowledge, no union authorization campaign has been conducted, within the past twenty-four months;

               (vi) no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company, one of its subsidiaries or Administaff Companies, Inc.), or to the knowledge of the Company threatened (or pending without service of process having been made on the Company or any of its subsidiaries or Administaff Companies, Inc.), against the Company or any of its subsidiaries or Administaff Companies, Inc. involving or related to Dedicated Employees;

               (vii) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, sexual harassment, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Company or any of its subsidiaries or Administaff Companies, Inc.), or to the knowledge of the Company threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Company or any of its subsidiaries or Administaff Companies, Inc.), before the Equal Employment Opportunity Commission or federal, state or local agency or court against the Company or any of its subsidiaries or Administaff Companies, Inc. involving or related to Dedicated Employees;

               (viii) there are no charges, investigations, administrative proceedings or formal complaints of overtime or minimum wage violations involving or relating to the Dedicated Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served on the Company or any of its subsidiaries or Administaff Companies, Inc.), or to the knowledge of the Company threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Company or any of its subsidiaries or Administaff Companies, Inc.), before the Department of Labor or any other federal, state or local agency or court;

               (ix) there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Company or any of its subsidiaries or Administaff Companies, Inc.), or to the knowledge of the Company pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Company or any of its subsidiaries or Administaff Companies, Inc. before the Occupational Safety and Health Administration or any Governmental Entity against the Company or any of its subsidiaries or Administaff Companies, Inc. involving or related to the Dedicated Employees; and

               (x) there is no proceeding, claim, suit, action or governmental investigation pending, or to the knowledge of the Company or any of its subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its subsidiaries is or may be entitled to claim indemnification from the Company or any of its subsidiaries (A) pursuant to their respective charters or bylaws, (B) as provided in any indemnification agreement to which the Company or any subsidiary of the Company is a party or (C) pursuant to applicable law that has, or would have, a material adverse effect on the Company.

           (u) Public Utility Holding Company Act. Neither the Company nor any of its subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" of a "holding company", in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           (v) Investment Company Act. Neither the Company nor any of its subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor are any of them required to register under the Investment Company Act of 1940, as amended.

           (w) Opinion of Financial Advisor. The Company's financial advisor, CIBC World Markets Inc. (the "Company Financial Advisor"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing (the "Fairness Opinion") to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view. Subject to the prior review and consent by the Company Financial Advisor, the Fairness Opinion shall be included in the Proxy Statement.

           (x) Brokers. No broker, investment banker or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company previously has delivered to Parent a true, correct and complete copy of any engagement or fee agreement between the Company and the Company Financial Advisor.

           (y) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the shareholders of the Company, and (ii) resolved to recommend to the holders of the Shares that they approve the Merger and the transactions contemplated thereby.

           (z) Required Vote of Company Shareholders; Vote of Directors and Management. The affirmative vote of the holders of not less than a majority of the Shares entitled to vote and represented in person or by proxy at the Shareholder Meeting is required for the Company Shareholder Approval. No other vote of the shareholders of the Company is required by law, the Company Charter or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby. Each director or executive officer of the Company who has the right to vote any Shares has agreed to vote such Shares in favor of the Merger, this Agreement and the transactions contemplated thereby and hereby.

     3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to, and agree with, the Company as follows:

           (a) Organization; Standing and Power. Parent and Sub are corporations duly organized, validly existing and in good standing under laws of their jurisdictions of incorporation and have the requisite corporate power and authority to carry on their business as now being conducted. Parent and Sub are duly qualified to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a material adverse effect on Parent.

           (b) Authority; Non-contravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub or any of their subsidiaries under, any provision of (i) the Articles of Incorporation or bylaws of Sub or of Parent or any comparable organizational documents of their subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that individually or in the aggregate would not materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) a notice filing under the Competition Act (Canada), (iii) the filing with the SEC of such reports under Sections 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) filings in Texas by Sub in connection with the Merger.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will at the date the Proxy Statement is first mailed to the Company's shareholders and at the time of the Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d) Brokers. Except for TD Securities Inc., whose fees and expenses shall be paid by Parent, no broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, including any fee for any opinion rendered by any investment banker.

          (e) Litigation. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          (f) Financing. Parent and Sub collectively will have at the Effective Time and Parent will make available to Sub sufficient funds to enable the Surviving Corporation to pay the aggregate Merger Consideration to the Paying Agent pursuant to Section 2.1 of this Agreement.


                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1  Conduct of Business of the Company.

          (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, which are being undertaken in the ordinary course of business) and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and Section 4.1 of the Disclosure Schedule, prior to the Effective Time the Company shall not, and shall not permit any of its subsidiaries to:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its or its subsidiaries' capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of Shares upon the exercise of options and warrants outstanding on the date of this Agreement (as identified and described in Section 3.1(c)) in accordance with their current terms);

               (iii) amend the Company Charter or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

               (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $1,000,000 in the aggregate;

               (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under revolving credit facilities incurred in the ordinary course of business and except for indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

               (vii) make or incur any new capital expenditure not included in the Company's approved capital expenditure budget for 2001, previously provided to Parent, which, singly or in the aggregate with all other expenditures, would exceed $1,000,000;

               (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

               (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet;

               (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

               (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

               (xii)   enter into any new collective bargaining agreement;

               (xiii) change any accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

               (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $500,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

               (xv) (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, the Company may hire additional employees to the extent deemed by its management to be in the best interests of the Company; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees, (B) adopt any new, or amend any existing, incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees (other than amendments required by law or to maintain the tax qualified status of such plans under the Code), (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (D) grant any stock options or stock awards; or

               (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit of any person, increase the compensation or fringe benefits of any person, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any person or pay any benefit not required by any existing plan, arrangement or agreement.

          (c) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Shareholder Approval; Preparation of Proxy Statement.

          (a) The Company will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Shareholder Meeting for the purpose of approving and adopting this Agreement and approving related matters. The Company will, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 8.2.

          (b) The Company will, as soon as practicable following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders.
The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably and timely objects.

     5.2  Access to Information.

          (a) During the period from the date hereof to the Effective Time, except to the extent otherwise required by United States or Canadian regulatory considerations:

              (i) The Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access to the Company's and its subsidiaries' respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent,

                    (A) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws and

                    (B) all other information concerning its business,
               properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Company and its subsidiaries as Parent may reasonably desire to make.
               The Company agrees to advise Parent of all material developments with respect to the Company, its subsidiaries and their respective assets and liabilities.

               (ii) The Company agrees to request PricewaterhouseCoopers LLP and Hein & Associates LLP to permit Parent's accountants to review and examine the work papers of PricewaterhouseCoopers LLP and Hein & Associates LLP with respect to the Company and its subsidiaries, and the officers of the Company will furnish to Parent such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent shall from time to time reasonably request.

               (iii) The Company shall notify Parent promptly of any notices from or investigations by Governmental Entities relating to the Company's business or assets or the consummation of the Merger. Parent shall notify the Company promptly of any notices from or investigations by Governmental Entities that could materially affect Parent's consummation of the Merger.

          (b) Except as required by law and without limiting in any way the continued efficacy of the Confidentiality Agreement referred to in Section 8.1, each of the Company and Parent shall, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder or either party's right to terminate this Agreement as provided in Article VII.

          (c) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

     5.3  Reasonable Efforts; Notification.

          (a) Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States or Canadian regulatory considerations and otherwise provided in this
Section 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither of the parties shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the written advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors' fiduciary obligations under applicable law. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

          (b) Notification. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

          (c)  (i)   Each of the parties hereto shall file a premerger
          notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

               (ii) Each of the parties hereto shall promptly file a pre-merger notification pursuant to, and in compliance with, the Competition Act (Canada) and the regulations thereunder with respect to the acquisition of the Company by Parent and the Merger and shall promptly furnish any additional information requested of them under the Competition Act (Canada) or by the Canadian Competition Bureau. Each of the Parent and Sub and the Company shall supply the other with copies of:

                     (A) all notices and information supplied or filed by it
               under the Competition Act (Canada) (save and except for notices and information which counsel to a party, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis and will only be provided to counsel to the other party); and

                     (B) all notices and correspondence with the officials under the Competition Act (Canada).

               (iii) The Company will furnish to Fulbright & Jaworski L.L.P., counsel to Parent and Sub, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company Regulatory Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, under the Competition Act (Canada), or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Fulbright & Jaworski L.L.P. and (B) with respect to any Company Regulatory Documents (1) that contain any information which, in the reasonable judgment of Porter & Hedges L.L.P., should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company Regulatory Documents to Fulbright & Jaworski L.L.P. shall be satisfied by the delivery of such Company Regulatory Documents on a confidential basis to Fulbright & Jaworski L.L.P.

          pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States or Canadian regulatory considerations, Parent and Sub will furnish to Porter & Hedges L.L.P., counsel to the Company, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent Regulatory Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that
          (A) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, under the Competition Act (Canada), or any state attorneys general that are available for review by the Company, copies will not be required to be provided to Porter & Hedges L.L.P., and (B) with respect to any Parent Regulatory Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent Regulatory Documents to Porter & Hedges L.L.P. shall be satisfied by the delivery of such Parent Regulatory Documents on a confidential basis to Porter & Hedges L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

               (iv) At the election of Parent, the Company and Parent shall use commercially reasonable efforts to defend all litigation under the federal or state antitrust laws of the United States or federal or provincial laws of Canada which if adversely determined would, in the reasonable opinion of Parent (based on the advice of outside counsel), be likely to result in the failure of the condition set forth in
          Section 6.1(c) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Corporation (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.3(a) to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act, the Competition Act (Canada), and with its obligations under this Section 5.3(c).

     5.4  Indemnification.

          (a) The Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries or an employee of the Company or any of its subsidiaries who acts as a fiduciary under any Company Benefit Plans (but, with respect to such persons, only to the extent, if any, indemnified by the Company as of the date hereof) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company or any subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (including arising out of or relating to the Merger, the consummation of the transactions contemplated herein, and any action taken in connection therewith). Any Indemnified Party wishing to claim indemnification under this Section 5.4, upon learning of any such claim, action, suit, proceeding or investigation, promptly shall notify the Company (or after the Effective Time, Parent and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.4, except to the extent such failure materially prejudices such party. Parent or the Surviving Corporation shall have the right to assume the defense thereof. If Parent or the Surviving Corporation does not assume the defense, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. The Indemnified Party shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without Parent's prior written consent.

          (b) Parent shall purchase and maintain in effect for the benefit of the Indemnified Parties for a period of six years after the Effective Time, directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties than that maintained by the Company and its subsidiaries as of the date of this Merger Agreement with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium of such insurance in excess of three times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (c) All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the charter documents or by-laws of the Company or its subsidiaries and in any indemnification agreements to which they are parties shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights for acts or omissions prior to the Effective Time in full force and effect in accordance with their terms and Parent shall be financially responsible therefor.

          (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made, and Parent shall cause them to be so made, so that the successors and assigns of the Surviving Corporation, which, in the reasonable opinion of the Surviving Corporation, shall be financially responsible persons or entities, assume the obligations set forth in this Section 5.4.

          (e) The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and representatives.

     5.5 Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     5.6 Company Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase Shares shall be exchanged for a substitute option to purchase, on substantially the same terms and vesting schedule as was applicable to the surrendered option, after giving effect to any existing provisions in the Company Stock Plans that provide for the automatic acceleration of vesting upon consummation of a change of control of the Company, such number of common shares of Parent as is necessary to produce an intrinsic value that equals the intrinsic value of the surrendered option. However, an option to purchase a fraction of a share of the common shares of Parent will not be granted. For purposes of determining the intrinsic values of the surrendered options and the options granted in exchange therefor pursuant to this Section 5.6, the fair market value of the Shares will be $27.00 and the fair market value of the Parent's common shares will be the average of the means between the highest and lowest quoted selling prices of the shares on the five trading days ending on the date of the Effective Time and consideration will be given to the exchange rate of the Canadian dollar to the U.S. dollar. In the case of any Company stock option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 and 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such substituted option shall be determined in such manner so as to comply with Section 422 of the Code. Prior to the Effective Time, the Company shall take all actions necessary and obtain any consents or approvals of holders of options to purchase Shares as may be necessary to effect the provisions of this Section 5.6.

     Immediately after the Effective Time, the Surviving Corporation shall prepare and file with the SEC a Registration Statement on Form S-8 (the "S-8 Registration Statement") covering any substituted options granted pursuant to
Section 5.6. If necessary to permit reoffers and resales by optionees, Parent also shall prepare a "reoffer prospectus" (as that term is used in General Instruction C-1 of Form S-8) and file the reoffer prospectus with a post-effective amendment to the S-8 Registration Statement and cause any such post-effective amendment to become effective and remain effective for such period as is necessary to permit such reoffers and resales.

     5.7 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

       5.8 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors as of the date hereof or arising as of any date immediately prior to the Effective Time relating to the transactions contemplated by this Agreement until the Effective Time, and thereafter, Parent shall direct the defense of such litigation, but Parent shall give any directors against whom any such litigation is pending an opportunity to participate in such litigation; provided, however, that no settlement of litigation shall be agreed to without the consent of Parent, such directors and, prior to the Effective Time, the Company, which consent shall not be unreasonably withheld.

       5.9 Pending Regulatory Rate Cases. The Company will not initiate or participate in any settlement discussions, except in consultation and participation with Parent, regarding (a) the remand in Missouri Public Service Commission v. FERC, D.C. Circuit No. 99-1203, decided December 15, 2000, (b) the rate case filed on August 27, 1999 in FERC Docket No. RP99-485, (c) all cases pending before the Missouri Public Service Commission, including the Actual Cost Adjustment proceedings in GR-96-450, GR-98-167, GR-99-304 and GR-2000-425 or (d) the litigation pending in Johnson County, Kansas in Case No. 99-C06574 (the "Pending Regulatory Cases") from the date hereof until the Effective Time. The Company promptly on receipt shall provide to Parent copies of any notices, correspondence, orders or other documents in respect of the Pending Regulatory Cases that it receives from any third party or Governmental Entity.

       5.10 Midcoast Energy Resources, Inc. Employee Stock Purchase Plan. On or before March 31, 2001, the Company shall take such actions as are necessary to amend the Midcoast Energy Resources, Inc. Employee Stock Purchase Plan to provide that (a) at the Effective Time the offering period under such plan in which the Effective Time occurs shall expire, (b) no Shares shall be purchased with respect to such offering period, and (c) the Company shall pay to each participant in such plan in cash an amount equal to (i) the number of Shares that the participant could have purchased on the last day immediately preceding the Effective Time with the aggregate amount of such participant's payroll deduction contributions accumulated during such offering period through the Effective Time multiplied by (ii) $27.00.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

       6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the following conditions:

            (a) Shareholder Approval. Company Shareholder Approval shall have been obtained upon a vote at a duly held meeting of shareholders of the Company or at any adjournment thereof.

          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, shall have occurred or shall have been obtained.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts, subject to the limitations set forth in Section 5.3 hereof, to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the following conditions:

          (a) Obligations. Company shall have performed in all material respects all obligations to be performed by it under this Agreement prior to the Effective Time.

          (b) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

          (c) Third Party Consents. All required authorizations, consents or approvals of any third party the failure of which to obtain would have a material adverse effect on the Surviving Corporation, assuming the Merger had taken place, shall have been obtained.

           (d) Material Adverse Change. There shall not have occurred a material adverse change to the Company.

          (e) Employment Agreements. Dan C. Tutcher, I. J. Berthelot II, William Bray and E. Chris Kaitson shall have entered into employment arrangements with Parent or the Surviving Corporation in form and substance satisfactory to Parent and Sub on substantially the same terms as set forth in the draft agreements previously provided to such individuals.

          (f) Options. Each outstanding option to purchase Shares shall have been exchanged in accordance with the terms of Section 5.6.

          (g) Opinion. Parent and Sub shall have received an opinion from Porter & Hedges, L.L.P., counsel to the Company, substantially to the effect set forth in Exhibit A.

          6.3 Condition to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the following conditions:

          (a) Obligations. Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement prior to the Effective Time.

          (b) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if Company Shareholder Approval shall not have been obtained upon a vote at a duly held at the Company Shareholder Meeting or at any adjournment thereof;

               (ii) if the Merger shall not have been consummated on or before August 31, 2001, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of the shareholders of the Company called to approve the Merger and the other matters contemplated hereby; or

               (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c)  by the Company in accordance with the provisions of Section 8.2;

          (d) by Parent, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in Section
6.1 or 6.2 and (ii) cannot be or has not been cured within 45 days following receipt of written notice of such breach; or

          (e) by the Company, if Parent or Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in
Section 6.1 or 6.3 and (ii) cannot be or has not been cured within 45 days following receipt of written notice of such breach.

     7.2 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section
7.5 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

     7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Sub or the Company, or any director, officer, employee or shareholder thereof, other than the confidentiality provisions of Sections 5.2(b) and 5.2(c) and the provisions of Sections 3.1(w), 3.2(d), 5.5, 7.3, 8.2, 8.3 and Article IX.

     7.4 Amendment. This Agreement may be amended by the parties at any time before or after Company Shareholder Approval is obtained; provided, however, that after such Approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                 ARTICLE VIII

                   SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     8.1 Takeover Defenses of the Company and Standstill Agreements. The Company hereby waives the provisions of the letter agreement dated effective as of October 15, 2000 (the "Confidentiality Agreement"), between the Company and Parent, prohibiting the purchase of Shares or acting to influence or control the Company, solely in connection with the transactions contemplated hereby.

     8.2  No Solicitation.

          (a) The Company shall not, nor shall it permit or cause any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company or any of its subsidiaries ("Company Representatives") to, and on becoming aware of will take all reasonable actions to stop such person from continuing to, directly or indirectly, (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the making of any Acquisition Proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that in the case of this clause (iii), to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof taking into consideration the written advice of outside counsel, the Company may at any time prior to Company Shareholder Approval (the "Applicable Period"), but not thereafter if the Merger is approved thereby, and subject to the Company providing written notice to Parent of its decision to take such action in response and only in response to an unsolicited written request therefor received without any initiation, encouragement, discussion or negotiation by the Company or any Company Representative and other than in contravention of this Section 8.2(a), furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Confidentiality Agreement referred to in Section
8.1 hereof and otherwise enter into discussions and negotiations with such person or group as to any superior proposal (as defined in Section 8.2(c)) such person or group has made. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Company or any Company Representative, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company Representatives with respect to any Acquisition Proposal existing on the date hereof. The Company promptly will notify Parent of the pendency of any negotiations respecting, or the receipt of, any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the shareholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Shares.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 7.1(a), 7.1(b) or 7.1(e), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof taking into consideration the written advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received an Acquisition Proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the party making such Superior Proposal. Parent shall have the right, prior to the expiration of the third business day following its receipt of a Notice of Superior Proposal to agree to amend the terms of this Agreement such that they are no less favorable than the terms of such Superior Proposal. The Company may terminate this Agreement pursuant to the second sentence of this Section 8.2(b) only if the shareholders of the Company shall not yet have voted on the Merger, and the Company shall have paid to Parent the fees set forth in Section 8.3. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act following Parent's receipt of a Notice of Superior Proposal.

          (c) For purposes of this Agreement, a "superior proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, at least a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (taking into consideration the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Parent) to be more favorable to the Company's shareholders than the Merger and which it intends to recommend that the shareholders of the Company approve. In reaching such good faith determination, the Board of Directors of the Company will give significant consideration to whether an Acquisition Proposal includes definite financing.

     8.3 Fee and Expense Reimbursements. The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $15,000,000 promptly upon

          (a)  the termination of the Agreement

               (i) by Parent or the Company as permitted by Section 7.1(b)(i), but only in the event that Company Shareholder Approval shall not have been obtained at the meeting of the Company's shareholders convened therefor and, prior to the meeting of the shareholders of the Company convened for the purpose of voting on the Merger, a third party has made a bona fide written Acquisition Proposal or

               (ii) by the Company as permitted by Section 8.2 or

          (b) the Board of Directors of the Company taking any of the actions set forth in clause (i) or (ii) of Section 8.2(b) and the Board of Directors of the Company has not reinstated its recommendation of this Agreement or withdrawn its approval or recommendation or both of any such Acquisition Proposal within two business days of taking such actions.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

               Enbridge Inc.
               3000, 425-1st Street SW
               Calgary, Alberta T2P 3L8
               Canada
               Facsimile:            (403) 231-3920
               Confirm:              (403) 231-3900
               Attention:            General Counsel
               with a copy to

               Fulbright & Jaworski L.L.P.
               1301 McKinney, Suite 5100
               Houston, Texas  77010-3095
               Telephone:    (713) 651-5658
               Facsimile:    (713) 651-5246
               Confirm:      (713) 651-5496
               Attention:    Laura J. McMahon, Esq.

          (b)  if to the Company, to

               Midcoast Energy Resources, Inc.
               1100 Louisiana, Suite 2900
               Houston, Texas 77002
               Facsimile:    (713) 653-6710
               Confirm:      (713) 650-8900
               Attention:    General Counsel

               with a copy to:

               Porter & Hedges, L.L.P.
               700 Louisiana, 35/th/ Floor
               Houston, Texas 77002
               Telephone:    (713) 226-0674
               Facsimile:    (713) 226-0274
               Confirm:      (713) 226-0600
               Attention:    Robert G. Reedy, Esq.

     9.3  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "material adverse effect" or "material adverse change" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that person and its subsidiaries, taken as a whole, provided, however, that no such change or effect shall be deemed to have occurred to the extent such change or effect arises from conditions generally affecting the oil and gas industry or from the United States or global economies;

          (c) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity; and

          (d) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

     9.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words "hereof", "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.4 and 5.6, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

     9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent or Sub may assign its rights and obligations under this Agreement to one of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.9 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any district court of the United States located in the States of Texas (Southern District only), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal district court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court.

     9.10 Performance by Sub. Parent hereby agrees to cause Sub to comply with its obligations under this Agreement.

     9.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              Enbridge Inc.

                                  /s/   P.D. DANIEL
                              By ____________________________________
                                        P.D. Daniel
                              Name:__________________________________
                                        President and CEO
                              Title:_________________________________

                                  /s/   STEPHEN J. WUORI
                              By_____________________________________
                                        Stephen J. Wuori
                              Name:__________________________________
                                        Group Vice President, Planning
                                        and Development
                              Title:_________________________________



                              Marlin Acquisition, Inc.

                                   /s/  J.R. BIRD
                              By ____________________________________
                                        J.R. Bird
                              Name:__________________________________
                                        President
                              Title:_________________________________


                              Midcoast Energy Resources, Inc.

                                  /s/   DAN C. TUTCHER
                              By_____________________________________
                                        Dan C. Tutcher
                              Name:__________________________________
                                        President
                              Title:_________________________________